Exhibit 5


                                             August __, 1998



LifePoint, Inc.
10400 Trademark Street
Rancho Cucamonga, CA 91730


Dear Sirs:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by LifePoint, Inc. (the "Company") under the Securities Act of 1933, as amended, relating to 2,000,000 shares (the "Shares") of the Common Stock, $.001 par value per share (the "Common Stock"), of the Company to be issued upon the exercise of stock options granted or to be granted pursuant to the LifePoint, Inc. 1997 Stock Option Plan (the "Stock Option Plan").

     As counsel to the Company, we have examined the Certificate of Incorporation of the Company, its By-laws, its minutes, the Stock Option Plan and other corporate proceedings relating to the authorization of the Stock Option Plan and have reviewed the Registration Statement in the form intended to be filed. In our opinion, we have made such an investigation and examination as we deemed necessary for the purposes of expressing an informed opinion on the matters hereafter discussed.

     Based upon such examination, it is our opinion that:

     (1) The Company is duly organized and validly existing under the laws of the State of Delaware; and

     (2) The Shares to be issued upon exercise of stock options granted or to be granted pursuant to the Stock Option Plan in accordance with the terms of the terms of the respective stock option and the Stock Option Plan will, upon such exercise, be validly issued, fully paid and nonassessable.

     In addition, we hereby consent to the filing of this opinion as an Exhibit to said Registration Statement and to the reference to our firm in Item 5 of the Registration Statement and under the caption "Description of Plan-Tax Effects" in the Section 10(a) Prospectus.

                                             Very truly yours,



                                             /s/ WACHTEL & MASYR, LLP


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